EXHIBIT 13.9

April 16, 2012

To whom it may concern,

Consent

This is to confirm that FGI - Freshly Ground Insights (Pty) Ltd conducted consumer surveys commissioned by SodaStream International Ltd. in the following countries as detailed below:

Country	Date of Survey	Number of Respondents
South Africa	December 2011	440

The survey questions included the following questions:

1.	Do you have or have you ever had a home carbonation system or a similar appliance in your household? (refer to the past 5 years)
2.	Which make is/was this home carbonation system?

We hereby give our consent to the use of data from the above surveys in the Annual Report on Form 20-F filed by SodaStream International Ltd. with the United States Securities and Exchange Commission and to the reference in the Annual Report to the name Ciao Surveys GmbH in connection therewith.

Directors: Mr. Brad Aigner
Company registration number: 2006/034581/07

We further consent to the incorporation by reference of this consent, data from the above surveys and references to our name in connection therewith in the registration statement on Form S-8 (No. 333-170299) of SodaStream International Ltd.

Sincerely,

Freshly Ground Insights (Pty) Ltd

By:	/s/ Louise Wheeler

Name: Louise Wheeler

Title: Chief Operations Officer

Directors: Mr. Brad Aigner
Company registration number: 2006/034581/07